Exhibit 2.1 - Press Release

November 19, 2001 - Salt Lake City, Utah



Press Release

SOURCE: Alliance Consumer International, Inc.

Alliance Consumer International, Inc. Signs Business Combination Agreement with NutraStar Incorporated

SALT LAKE CITY, Nov 19/PRNewswire/-- Alliance Consumer International, Inc. (OTC
BB: ACIN - news) announced today that it had signed a definitive agreement with NutraStar Incorporated (www.nutrastar.com) of El Dorado Hills, California pursuant to which NutraStar would become a wholly owned subsidiary of Alliance. Subject to further due diligence the business combination is scheduled to close on or before December 6, 2001.

"NutraStar is an exciting company with outstanding management. The proprietary technology they have implemented has global implications within the Agricultural, Nutraceutical, Therapeutic and Food Source communities," said Radd
C. Berrett, President of Alliance Consumer International, Inc. Berrett further stated "We believe this merger will add significant value to our company and greatly benefit our shareholders."

Patricia McPeak, President & Chief Executive Officer of NutraStar stated, "By bridging NutraStar's capabilities with Alliance Consumer International, we will be creating shareholder equity and gaining greater access to the capital markets for expansion of this vital company. NutraStar(TM) is a pioneer in rice bran science and technology, with expertise in nutraceutical product formulation. We bring to the merger an innovative team, patents, double-blind clinical trials, and an proprietary product line. This affiliation will accelerate the availability of highly nutritious, whole food nutraceutical products to the U.
S. and overseas markets. It should be noted that by definition, nutraceutical products are natural products that deliver pharmacological benefits, which in many cases enable the body to heal itself."

This release contains forward-looking statements as defined by various Securities Acts. Although the Company believes the expectations reflected in such statements are reasonable, no assurances can be given that they will prove correct. Any statements herein should not be considered guarantees of future positive corporate or stock performance.

For further information please contact Mr. Radd Berrett of Alliance Consumer International, Inc. at (801) 886-2625.


SOURCE: Alliance Consumer International, Inc.